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As filed with the Securities and Exchange Commission on June 26, 2023

Registration No. 333-267190

Registration No. 333-261357

Registration No. 333-257772

Registration No. 333-248235

Registration No. 333-235508

Registration No. 333-226800

Registration No. 333-221470

Registration No. 333-203818

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No.              333-267190

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No.              333-261357

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No.              333-257772

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No.              333-248235

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No.              333-235508

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No.              333-226800

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No.              333-221470

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No.              333-203818

UNDER
THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

001-36415
(Commission File Number)

Business Park Terre Bonne,

Route de Crassier 13,

1262 Eysins, Switzerland

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not applicable

(Zip Code)

Registrant's telephone number, including area code: 011-41-22-716-9800

n/a
(Former name or former address, if changed since last report)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Quotient Limited (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”):

1.

Registration Statement on Form S-3 (File No. 333-267190), originally filed with the SEC on August 31, 2022, registering 8,494,595 shares of the Company’s ordinary shares, nil par value per share (the “Ordinary Shares”).

2.	Registration Statement on Form S-3 (File No. 333-261357), originally filed with the SEC on November 24, 2021, registering 2,776,792 Ordinary Shares.

3.	Registration Statement on Form S-3 (File No. 333- 257772), originally filed with the SEC on July 8, 2021, registering 18,518,514 Ordinary Shares issuable upon conversion of certain convertible notes.

4.

Registration Statement on Form S-3 (File No. 333-248235), originally filed with the SEC on August 21, 2020, as amended on September 2, 2020, registering an indeterminate number or amount of Ordinary shares, preference shares, debt securities, rights, warrants and units of the Company, or the equivalent thereof in foreign currencies or currency units, or if any debt securities are issued with original issue discount, in all cases not to exceed an aggregate offering price of $200,000,000.

5.	Registration Statement on Form S-3 (File No. 333-235508), originally filed with the SEC on December 13, 2019, registering 105,000 Ordinary Shares.

6.

Registration Statement on Form S-3 (File No. 333-226800), originally filed with the SEC on August 13, 2018, registering an indeterminate number or amount of Ordinary shares, preference shares, debt securities, rights, warrants and units of the Company, or the equivalent thereof in foreign currencies or currency units, or if any debt securities are issued with original issue discount, in all cases not to exceed an aggregate offering price of $200,000,000.

7.

Registration Statement on Form S-3 (File No. 333-221470), originally filed with the SEC on November 9, 2017, registering up to 16,829,366 Ordinary Shares and certain related warrants (which ae exercisable into the Ordinary Shares).

8.

Registration Statement on Form S-3 (File No. 333-203818), originally filed with the SEC on May 1, 2015, registering up to 2,789,614 Ordinary Shares (including 850,000 warrant shares issuable upon exercise of the pre-funded warrants).

On January 10, 2023 (the “Petition Date”), Quotient filed the Prepackaged Chapter 11 Plan of Reorganization of Quotient Limited (as amended, modified or supplemented from time to time, the “Plan”) and the related disclosure statement (the “Disclosure Statement”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). On February 15, 2023, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan, as modified by the Confirmation Order, and approving the Disclosure Statement. The Plan is attached to the Confirmation Order as Exhibit A. On February 16, 2023, the Plan became effective in accordance with its terms and the Company emerged from bankruptcy.

Pursuant to the Plan, on March 2, 2023, the Company entered into a Merger Implementation Agreement by and among the Company, Quotient Holdings Merger Company Limited (“MergerCo”) and Quotient Holdings Finance Company Limited (“Finance Co”) (as amended from time to time, the “Merger Implementation Agreement”), pursuant to which, on June 9, 2023 (the “Closing Date”), the Company merged with MergerCo (the “Merger”).

In furtherance of the Merger, the Registrant terminated all offerings of its securities pursuant to the Registration Statements and the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on June 26, 2023.

QUOTIENT LIMITED

By:	/s/ Manuel O. Méndez
Manuel O. Méndez
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-3.